Exhibit 10(d)

PROMISSORY NOTE

Effective as of September 1, 2002, for value received, the undersigned corporation promises to pay Wachovia Bank, National Association, on demand, such principal amounts from time to time outstanding hereunder up to the sum of Two Billion and No/100 Dollars ($2,000,000,000.00) at Charlotte, North Carolina, with interest payable monthly at the prior month’s average federal funds rate. Interest will be computed based on actual number of days outstanding divided by actual number of days in the month.

The undersigned waives demand, protest and notice of dishonor.

WITNESS the hand and seal of the undersigned.

Wachovia Preferred Funding Corp.
ATTEST:

/s/ David M. Julian	By:	/s/ Gary R. Sessions
David M. Julian Senior Vice President		Gary R. Sessions Vice President